Exhibit 99.1

Press Release	2 Changi South Lane Singapore 486123	Tel: +65.6299.8888

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES THIRD QUARTER RESULTS

Singapore, January 31, 2006 – Flextronics (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2005 as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
(USD in millions, except EPS)
Net sales	$4,187	$4,277	$11,969	$12,295
GAAP net income	$42	$99	$98	$266
Net income, excluding intangible amortization, restructuring and other charges (1)	$118	$116	$319	$293
Diluted GAAP EPS	$0.07	$0.17	$0.16	$0.46
Diluted EPS, excluding intangible amortization, restructuring and other charges (1)	$0.20	$0.20	$0.53	$0.50

(1)	The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangible amortization, gains and losses from divestitures, restructuring and other charges. The Company recorded intangible amortization expense of $11.7 million and $40.9 million during the three- and nine-month periods ended December 31, 2005, respectively, and $9.2 million and $26.5 million during the three- and nine-month periods ended December 31, 2004, respectively. Further, the Company’s equity in earnings of unconsolidated subsidiaries included $2.3 million of intangible amortization during the quarter ended December 31, 2005. The Company also recorded pre-tax restructuring charges of $68.7 million and $151.7 million during the three- and nine-month periods ended December 31, 2005, respectively, and $30.7 million and $87.8 million during the three- and nine-month periods ended December 31, 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. Further, the Company recognized $7.7 million and $7.6 million in executive separation costs during the quarters ended December 31, 2005 and 2004, respectively. During the quarter ended December 31, 2005, the Company also reversed a $15.0 million bad debt provision previously recorded in the quarter ended September 30, 2005 for accounts receivable from Delphi, which filed for bankruptcy in October 2005, as these receivables were collected during the quarter ended December 31, 2005. Final sale price adjustments related to the divestiture of the Network Services division resulted in a pre-tax loss of $3.1 million for the quarter ended December 31, 2005, and the divestiture of the Semiconductor and Network Services divisions resulted in a pre-tax gain of $67.6 million for the nine months ended December 31, 2005. In addition, during the three- and nine-month periods ended December 31, 2004, the Company recorded a $29.3 million gain from the liquidation of certain international entities, and a $6.8 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies. The tax impacts related to all of these items and other non-operational tax adjustments amounted to a tax benefit of $2.0 million and tax expense of $86.2 million during the three- and nine-month periods ended December 31, 2005, respectively, and a tax benefit of $7.3 million and $71.9 million during the three- and nine-month periods ended December 31, 2004, respectively. The reconciliation of non-GAAP results to GAAP results is illustrated in Schedules I and II attached to this press release.

Press Release	2 Changi South Lane Singapore 486123	Tel: +65.6299.8888

Quarterly Results

Net revenue for the third quarter ended December 31, 2005 was $4.2 billion compared to $4.3 billion in the year ago quarter. Excluding revenues of $228 million in the third quarter ended December 31, 2004 from the Semiconductor and Network Services divisions that were divested by Flextronics in the September 2005 quarter, revenue grew 3% on a year-over-year basis in the third quarter ended December 31, 2005.

Excluding intangible amortization, restructuring and other charges, net income for the third quarter ended December 31, 2005 increased 2% to $118 million, or $0.20 per diluted share, compared with $116 million, or $0.20 per diluted share, in the year ago quarter. After-tax amortization, restructuring and other charges amounted to $76 million in the third quarter ended December 31, 2005, compared to $18 million in the year ago quarter. As a result, GAAP net income amounted to $42 million, or $0.07 earnings per diluted share, in the third quarter ended December 31, 2005, as compared to GAAP net income of $99 million, or $0.17 per diluted share, in the year ago quarter.

The Company ended the quarter with $1.1 billion in cash and $427 million in net debt. The Company has reduced its total debt by $79 million and $225 million in the three- and nine-month periods ended December 31, 2005, respectively. Cash flow from operations generated $214 million and $647 million in the three- and nine-month periods ended December 31, 2005, respectively.

With regard to the December 2005 quarter operating results, Mike McNamara, Chief Executive Officer of Flextronics stated, “We are extremely pleased with our working capital management and cash flows for the quarter. To this end, we are pleased that we were able to reduce our cash conversion cycle to a record low 8 days from 16 days in the previous sequential quarter.”

McNamara concluded by saying, “We have enhanced our revenue growth strategy by organizing our Company into a focused market segment approach that is designed to bring more value and innovation to our customers, improve our competitiveness and to increase our market share with our customers. We have added senior executives to lead each one of our seven market segments and believe this focused approach, combined with strategic investments in design capabilities, component technologies and low cost manufacturing capacity will accelerate our future growth in revenue and return on invested capital.”

Update on Nortel Transaction

The transfer of Nortel’s manufacturing operation in Calgary has been rescheduled from the March 2006 quarter to the June 2006 quarter to allow for the completion of several major information systems changes that will simplify and improve the quality of the transition as well as its operations after the transition.

Guidance

Management provided guidance for earnings per diluted share (excluding amortization, restructuring and other charges) of $0.15 to $0.16 on revenues of $3.5 billion to $3.7 billion for the March 2006 quarter. This guidance reflects the delay in transferring the Nortel operations in Calgary to Flextronics.

Quarterly GAAP earnings per diluted share are expected to be lower than the guidance provided herein by approximately $0.02 per diluted share reflecting quarterly amortization expense and by approximately $0.01 to $0.06 per diluted share reflecting restructuring and other charges.

Press Release	2 Changi South Lane Singapore 486123	Tel: +65.6299.8888

2004 Award Plan for New Employees

On January 23, 2006, the Company granted options from its 2004 Award Plan for New Employees to purchase an aggregate of 646,750 ordinary shares to employees of recently acquired companies and other new employees. The options have an exercise price of $10.53 (equal to the closing price of our ordinary shares on January 23, 2006 as quoted on the NASDAQ National Market), will expire 10 years after the date of grant (or following termination of employment, if earlier), and will become exercisable over four years, with the first 25% becoming exercisable on the first anniversary of the date of grant and the remainder becoming exercisable in equal monthly installments thereafter.

Conference Call and Web Cast

A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PDT to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation that summarizes the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace, automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2005 revenues of USD$15.9 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on five continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements related to revenue growth, anticipated benefits from our strategic investments in design capabilities and component technologies, and our working capital management and cash flows. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include our dependence on industries that continually produce technologically advanced projects with short life cycles; our ability to respond to changes in economic trends and to fluctuations in demand for customers’ products and the short-term nature of our customers’ commitments; the challenges of effectively managing our operations; not obtaining new customer programs, or that if we do obtain them, the risk that they may not contribute to our revenue or profitability as expected or at all; the challenges of integrating acquired companies and assets; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM capabilities, including production difficulties, especially with new products; competition in our industry; changes in government regulations and tax laws; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; the challenges of international operations; the effects of customer bankruptcies; potential impairment of our intangible assets and the other risks described under “Business – Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in our quarterly reports on Form 10-Q

Press Release	2 Changi South Lane Singapore 486123	Tel: +65.6299.8888

and current reports on Form 8-K, filed with the SEC. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

SCHEDULE 1

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31, 2005			Three Months Ended December 31, 2004
	Non-GAAP (1)	Required Adjustments	GAAP	Non-GAAP (1)	Required Adjustments	GAAP
Net sales	$4,186,891		$4,186,891	$4,276,614		$4,276,614
Cost of sales	3,927,459		3,927,459	3,976,832		3,976,832
Restructuring and other charges	—	63,115	63,115	—	24,076	24,076

Gross profit	259,432	(63,115)	196,317	299,782	(24,076)	275,706
Selling, general and administrative expenses	124,816	(15,000)	109,816	143,330		143,330
Restructuring and other charges (income)	—	13,147	13,147	—	14,192	14,192

Operating income	134,616	(61,262)	73,354	156,452	(38,268)	118,184
Intangible amortization	—	11,693	11,693	—	9,201	9,201
Interest and other expense, net	20,367	2,325	22,692	27,240	(22,515)	4,725
Loss on divestiture of operations	—	3,126	3,126	—		—

Income before income taxes	114,249	(78,406)	35,843	129,212	(24,954)	104,258
Provision for (benefit from) income taxes	(4,161)	(1,950)	(6,111)	12,922	(7,347)	5,575

Net income	$118,410	$(76,456)	$41,954	$116,290	$(17,607)	$98,683

Earnings per share:
Basic	$0.21		$0.07	$0.21		$0.18

Diluted	$0.20		$0.07	$0.20		$0.17

Shares used in computing per share amounts:
Basic	574,635		574,635	562,200		562,200

Diluted	599,761		599,761	594,081		594,081

(1)	The non-GAAP financial measures exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangible amortization, gains and losses from divestitures, restructuring and other charges. The Company recorded intangible amortization expense of $11.7 million and $9.2 million during the quarters ended December 31, 2005 and 2004, respectively. Further, the Company’s equity in earnings of unconsolidated subsidiaries included $2.3 million of intangible amortization during the quarter ended December 31, 2005. The Company also recorded pre-tax restructuring charges of $68.7 million and $30.7 million during the quarters ended December 31, 2005 and 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. Further, the Company recognized $7.7 million and $7.6 million in executive separation costs during the quarters ended December 31, 2005 and 2004, respectively. During the quarter ended December 31, 2005, the Company also reversed a $15.0 million bad debt provision previously recorded in the quarter ended September 30, 2005 for accounts receivable from Delphi, which filed for bankruptcy in October 2005, as these receivables were collected during the quarter ended December 31, 2005. Final sale price adjustments related to the divestiture of the Network Services division resulted in a pre-tax loss of $3.1 million for the quarter ended December 31, 2005. In addition, during quarter ended December 31, 2004, the Company recorded a $29.3 million gain from the liquidation of certain international entities, and a $6.8 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies. The tax impacts related to all of these items and other non-operational tax adjustments amounted to a tax benefit of $2.0 million and $7.3 million in the quarters ended December 31, 2005 and 2004, respectively.

Press Release	2 Changi South Lane Singapore 486123	Tel: +65.6299.8888

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Nine Months Ended December 31, 2005			Nine Months Ended December 31, 2004
	Non-GAAP (2)	Required Adjustments	GAAP	Non-GAAP (2)	Required Adjustments	GAAP
Net sales	$11,968,653		$11,968,653	$12,295,311		$12,295,311
Cost of sales	11,167,801		11,167,801	11,477,733		11,477,733
Restructuring and other charges	—	129,150	129,150	—	70,771	70,771

Gross profit	800,852	(129,150)	671,702	817,578	(70,771)	746,807
Selling, general and administrative expenses	404,582		404,582	423,948		423,948
Restructuring and other charges	—	30,147	30,147	—	24,587	24,587

Operating income	396,270	(159,297)	236,973	393,630	(95,358)	298,272
Intangible amortization	—	40,943	40,943	—	26,545	26,545
Interest and other expense, net	69,402	2,325	71,727	67,955	(22,515)	45,440
Gain on divestiture of operations	—	(67,569)	(67,569)	—		—

Income before income taxes	326,868	(134,996)	191,872	325,675	(99,388)	226,287
Provision for (benefit from) income taxes	7,494	86,164	93,658	32,568	(71,908)	(39,340)

Net income	$319,374	$(221,160)	$98,214	$293,107	$(27,480)	$265,627

Earnings per share:
Basic	$0.56		$0.17	$0.53		$0.48

Diluted	$0.53		$0.16	$0.50		$0.46

Shares used in computing per share amounts:
Basic	572,112		572,112	548,234		548,234

Diluted	600,068		600,068	581,433		581,433

(2)	The non-GAAP financial measures exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangible amortization, gains and losses from divestitures, restructuring and other charges. The Company recorded intangible amortization expense of $40.9 million and $26.5 million during the nine months ended December 31, 2005 and 2004, respectively. Further, the Company’s equity in earnings of unconsolidated subsidiaries included $2.3 million of intangible amortization during the nine months ended December 31, 2005. The Company also recorded pre-tax restructuring charges of $151.7 million and $87.8 million during the nine months ended December 31, 2005 and 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. Further, the Company recognized $7.7 million and $7.6 million in executive separation costs during the nine months ended December 31, 2005 and 2004, respectively. The divestiture of the Semiconductor and Network Services division resulted in a pre-tax gain of $67.6 million for the nine months ended December 31, 2005. In addition, during nine months ended December 31, 2004, the Company recorded a $29.3 million gain from the liquidation of certain international entities, and a $6.8 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies. The tax impacts related to all of these items and other non-operational tax adjustments amounted to a tax benefit of $86.2 million and $71.9 million in the nine months ended December 31, 2005 and 2004, respectively.

Press Release	2 Changi South Lane Singapore 486123	Tel: +65.6299.8888

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005	March 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,083,637	$869,258
Accounts receivable, net	1,615,900	1,842,010
Inventories	1,659,050	1,518,866
Deferred income taxes	11,161	12,117
Other current assets	622,812	544,914

Total current assets	4,992,560	4,787,165
Property and equipment, net	1,600,999	1,704,516
Deferred income taxes	599,647	684,952
Goodwill and other intangibles, net	3,270,977	3,502,189
Other assets	466,847	328,750

Total assets	$10,931,030	$11,007,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$10,469	$26,166
Accounts payable	2,872,527	2,523,269
Other current liabilities	1,102,502	1,330,759

Total current liabilities	3,985,498	3,880,194
Long-term debt, net of current portion:
Zero Coupon Convertible Junior Subordinated Notes due 2008	195,000	200,000
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
6 1/4 % Senior Subordinate Notes due 2014	396,366	490,270
Other long-term debt and capital lease obligations	9,536	119,650
Other liabilities	131,185	193,760
Total shareholders’ equity	5,313,795	5,224,048

Total liabilities and shareholders’ equity	$10,931,030	$11,007,572